Exhibit 10.1

CERTAIN CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT,

MARKED BY *****, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2

PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

GOLDPoint Systems®

ON-LINE COMPUTER SERVICE AGREEMENT

This Agreement, dated October 25, 2013, is made and entered into between DHI Computing Service, Inc., a Utah corporation, doing business as GOLDPoint Systems (“GPS”), and the following user (collectively with its existing and future direct and indirect subsidiaries, “User”) of the services described herein:

User’s Name: Regional Management Corp. Address: 509 West Butler Road City, State, Zip: Greenville, SC 29607 Telephone: 864-422-8011 Attn: Chief Financial Officer

GPS is in the business of developing data processing software and providing data processing and related services to financial institutions. Part of its services will be provided by GPS utilizing software (defined in this Agreement as “System Software”) on GPS’s computers. Other parts of its services will be provided by User utilizing software licensed to User by GPS (defined in this Agreement as “Licensed Software”) on User’s computers. GPS also facilitates the availability to financial institutions of services from third party providers. Therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	SERVICES.

1.1	Standard Services. The standard services that GPS shall make available pursuant to and during the term of this Agreement are identified on Exhibit “A.” These standard services are primarily data processing services provided by GPS. Utilization of all of these services will require User to use the Licensed Software provided by GPS, as identified in Section 4, on User’s own computers.

1.2	Optional Services. In addition to the standard services, GPS shall offer the optional services identified on Exhibit “A” during the term of this Agreement. Utilization of some of these services will require User to use the Licensed Software. GPS may from time to time make additional optional services available to User at charges determined by GPS.

1.3	Miscellaneous Services. Exhibit “A” also identifies miscellaneous services that User may find necessary or desirable to utilize in conjunction with the standard services or the optional services. GPS shall offer these miscellaneous services during the term of this Agreement and may from time to time make additional miscellaneous services available to User at charges determined by GPS.

1.4	Service Levels. The parties agree that GPS will meet the Performance Standard described in the GOLDPoint Systems Service Level Exhibit attached hereto and incorporated herein as Exhibit “B”. Where GPS falls below the Performance Standard for System Uptime, the discounted Standard Monthly Fees and other concessions described in Exhibit “B” shall be applicable. In the event that System Uptime falls below *****% for two consecutive months or for three months in any rolling twelve month period, GPS shall be considered in material breach of this Agreement and User may terminate the Agreement pursuant to Section 11.3(a) without providing GPS with an opportunity to cure and without paying an Early Termination Fee. User must exercise such right by providing written notice to GPS within ninety (90) days of the date on which such termination right is triggered; provided, however, that in order to allow for an orderly transition of the services to an alternative vendor, User may, at its option, elect to extend the termination date for as many as ***** months following the date that User provides GPS with such written notice. Such written notice shall include User’s election with respect to the termination date, and User hereby agrees that it shall continue to be bound by all terms of this Agreement, including the payment of all applicable fees, through such termination date elected by User.

1.5	Acceptance of Services. User agrees to accept and utilize the standard services, and the optional and miscellaneous services selected by it, for its business throughout the term of this Agreement, and GPS agrees to offer and to provide such services to User throughout the term of this Agreement. Acceptance of any new services will be contingent on the new service meeting User’s functionality and efficiency requirements.

1.6	Continued Development of Services and Software. GPS agrees to devote its resources to the continued development of the standard services, optional services, miscellaneous services, System Software, and Licensed Software used by User under this Agreement at or above GPS’s current level of development, including expenditure of at least $***** (exclusive of expenditures related to the development of the mirroring backup system described in Section 2.5) on an annual basis during the term of this Agreement for further development of the services and software made available and licensed by GPS pursuant to this Agreement.

2.	DATA PROCESSING BY GPS.

2.1	Processing of Data; Reports. GPS agrees to process data received from User (and from third parties at the direction of or with the permission of User, including, without limitation, the Federal Reserve Bank and other federal agencies) in a format approved by GPS so that GPS will be able to provide to User those reports, documents, statements, and other information (collectively, the “Reports”) described in user reference materials provided by GPS to User from time to time (the “User Reference Materials”). User Reference Materials may be available in printed form, on-line, or other electronic medium provided by GPS to User. User Reference Materials include: (a) a description of the Reports which can be obtained from GPS to the extent User provides GPS with the necessary underlying data and (b) instructions to enable User to obtain the Reports. User Reference Materials are updated by GPS no less frequently than quarterly, and references thereto in this Agreement mean the most recent version thereof issued by GPS unless the context implies otherwise.

User assumes full responsibility for the timely and accurate transmission to GPS of its own data. User acknowledges and agrees that GPS is not responsible for the timely or accurate transmission to GPS of any data by third parties on behalf of User. If the data received by GPS is incorrect, incomplete, or in a format unapproved by GPS, then User agrees to pay reasonable charges to GPS for any services that GPS may render, but without obligation to do so, in preparing or correcting the data or the format of the data; provided, however, that GPS shall first notify User of the deficiency in the data and provide User with an opportunity to cure such deficiency. GPS shall have no duty or obligation to inquire into the nature or authenticity of the transactions represented by the data received for processing; provided, however, that should any materially unusual or abnormal User data come to the attention of GPS, without any responsibility for investigation, GPS shall promptly notify User of such data abnormality.

2.2	On-Line Hours. The GPS on-line hours shall be from 7:00 a.m. to 8:00 p.m. in each of the time zones in which User operates, Monday through Saturday. On-line hours refer to the times when User will be able to input all data contemplated by this Agreement. On-line hours do not include the more extended periods of time when customers of User may be able to access User’s website.

2.3	Availability of On-Line Reports. Data received during the on-line hours identified in Section 2.2 will normally be reflected in the daily Reports that are generally available on-line to User by 7:30 a.m. in the time zone in which User’s main office is located, on the first day on which User is open for business after the day on which such data is received by GPS.

2.4

Printing and Mailing Reports. User may request that GPS print certain Reports, and GPS agrees to satisfy reasonable printing requests. GPS will utilize its own standard paper stock in printing Reports. If User wants Reports printed on special preprinted forms, such forms shall be supplied by User. Special preprinted forms shall be subject to GPS’s approval as to format. GPS agrees, at User’s request, to store a reasonable supply of such preprinted forms at the GPS printing facility, and User or its designated agent shall have the sole responsibility for the replenishment of said supply. GPS will ship any Reports printed by it to User or others as designated by User. User shall select the means of shipment and pay all shipping costs related thereto. GPS shall have no liability for any loss in transit. For printing and mailing services, User agrees to pay the fees and expenses quoted in advance by GPS at the time a request therefor is made. If User requests mailing services, GPS may require User to maintain a non-interest bearing deposit with GPS that GPS may hold in escrow as part of its general funds and use to satisfy all related fees and expenses (such as postage) as they accrue.

2.5	Mirroring Back-Up. GPS intends to consider the implementation of a mirroring backup system into the services during the term of this Agreement. However, until GPS offers the mirroring backup technology, for protection of User data in a substantially similar to mirroring manner, GPS shall maintain a tape backup system and a disaster recovery plan at least as comprehensive and effective as that presented by GPS to User prior to the date of this Agreement.

2.6	Examination of Reports by User; Notification of Errors. User agrees to establish its own internal accounting and other control procedures necessary to properly balance and otherwise determine the accuracy of the Reports on a daily basis. User shall, promptly following discovery, notify GPS of any errors or omissions in the Reports, and GPS shall promptly correct any such errors or omissions in accordance with the standards set forth in Section 13.3(a) below. User acknowledges and agrees that due to GPS’s data retention policies, corrections initiated more than 120 hours following GPS’s delivery of reports to User will require additional time and resources. Accordingly, under such circumstances, User agrees to pay GPS for the reasonable cost of retrieving data necessary to correct such errors or omissions, including the cost of any required computer and personnel time, at GPS’s then standard hourly rates.

3.	MODIFICATION OF DATA PROCESSING SERVICES.

3.1	Modifications Required by Governmental Agencies. GPS agrees to use prompt and commercially reasonable efforts to provide new services or modify existing services (to the extent directly related to the services already provided by GPS to User) as are required by any federal or state regulatory agency having jurisdiction over User within a reasonable period of time after GPS is advised of the need therefor by User or any such regulatory agency (provided, however, that if advised by a regulatory agency of the need for a change that only affects User, GPS shall consult with User before implementing any such change). User shall pay its pro rata share (determined by the number of User customer accounts serviced by GPS, as of the time such new or modified services are made available by GPS, in relation to the total number of customer accounts then serviced by GPS for all of its financial institution users subject to such regulatory agency) of reasonable charges (as that term is defined in Section 10.6 herein) for the development of such new or modified services. User shall also pay charges for the use of such new or modified services as such charges are reasonably negotiated and determined in good faith in advance by GPS and User. New or modified services contemplated by this Section may relate to standard, optional, or miscellaneous services.

3.2	Other Modifications Elected by GPS. In addition to modifications made under the circumstances described in Section 3.1, GPS reserves the right to modify its data processing services under this Agreement from time to time as long as no such modification will diminish the material functionality offered to User or otherwise materially diminish the suitability of services provided hereunder for their intended purpose. If modifications made by GPS provide additional functionality, then such additional functionality may be offered to User for an additional charge reasonably determined by GPS. User, at its option, may elect access to such additional functionality by paying the additional charges or may elect to decline access. GPS will notify User of any modifications made by it. Modifications described in this Section may relate to standard, optional, or miscellaneous services.

3.3	Additional Data Processing Services Requested by User. Upon written request by User from time to time, but subject to agreement by GPS, in its discretion after receipt of any such request, GPS shall use its best efforts to provide additional data processing services that User may reasonably request. Prior to the development of such services, User and GPS shall agree on the charges to be paid by User for such development and for the use of such services after they are developed.

3.4	Inclusion in System Software or Licensed Software. User may request and pay for certain customizations and/or products (the “Enhanced Products”), and GPS shall develop the Enhanced Products for inclusion in the services provided hereunder. Such Enhanced Products shall be developed pursuant to one or more software development agreements to be negotiated in good faith by GPS and User. If GPS intends to offer the Enhanced Products to its other customers, User shall not be obligated to pay for (or shall receive a refund with respect to) the development of the Enhanced Products. If, at the time User requests that GPS develop the Enhanced Products, GPS has no intention of otherwise dedicating resources towards developing, within twelve (12) months of the date of User’s request, customizations or products which are substantially similar to those requested by User, and if it is commercially reasonable, as determined by GPS in its sole discretion exercised in good faith, to develop the Enhanced Product as an independent, stand-alone software module, then User shall be the owner of the Enhanced Products as set forth in the applicable software development agreement(s), User may use the Enhanced Products apart from the services provided under this Agreement, and unless otherwise permitted by User in writing, GPS shall not offer the Enhanced Products to its other customers. Except in these cases and as otherwise agreed between the Parties, all other software and other proprietary materials relating to services developed by GPS pursuant to Sections 3.1, 3.2, and 3.3 or otherwise pursuant to this Agreement, including, but not limited to, enhancements, new releases, and new software, whether or not developed by GPS at the expense of User, shall be the exclusive property of GPS and part of the System Software (“System Software” meaning the data processing programs that GPS uses to enable User to obtain the Reports as identified in Section 2.1 and that GPS uses to provide other services to User pursuant to this Agreement) and/or the Licensed Software (as defined in Section 4.1).

4.	SOFTWARE PROVIDED TO USER BY GPS.

4.1	Limited License. GPS grants to User a limited, non-exclusive, and non-assignable license to use certain GPS software identified from time to time by GPS (the “Licensed Software”) in connection with the data processing services to be provided by GPS pursuant to Section 1 and in connection with other services available to User pursuant to this Agreement. The Licensed Software is and will be identified on Exhibit “A.,” as it may be amended from time to time by mutual agreement of the parties, and is and will be more fully described in the User Reference Materials. The Licensed Software includes all electronic, printed or tangible materials delivered by GPS to User in connection therewith and all error corrections and new releases thereof that are provided by GPS, but does not include source code. The Licensed Software may be used solely in User’s business and may not be used by User for any other person or entity. User may not grant any sublicenses. User agrees that it will not reverse assemble, reverse compile, or reverse engineer the Licensed Software in whole or in part and that it will not modify or alter the Licensed Software. The Licensed Software does not include various third party operating systems and applications that will be required to use the Licensed Software. User shall be solely responsible for such third party software and for all equipment needed in connection with User’s use of the Licensed Software and GPS’s system. The third party software and all equipment necessary for the implementation of the Licensed Software and GPS’s system as of the execution of this Agreement is identified in Exhibit “C” attached hereto. In the event that User elects to transition to alternative GPS-approved third party software or equipment, GPS agrees to assist User in the implementation of such software and/or equipment for a reasonable charge.

4.2	Protection of Proprietary Rights. User acknowledges that the Licensed Software is considered by GPS to contain trade secrets and other proprietary and confidential information of GPS, whether or not the Licensed Software contains any copyright or other proprietary notice. User agrees to take commercially reasonable precautions to protect the confidentiality of the Licensed Software. Without limiting the generality of the foregoing, User (a) will not print, copy, or duplicate any portion of the Licensed Software, (b) will not alter any copyright notices on the Licensed Software, (c) will not make the Licensed Software available in any form to anyone except User’s employees and agents for purposes specifically related to User’s authorized use, and (d) will take appropriate action with any employees and agents permitted access to the Licensed Software to inform them of the confidential nature thereof and to obtain their compliance with the terms of this Section.

User will ensure, prior to disposing of any media, that any materials relating to the Licensed Software have been returned to GPS or destroyed. Notwithstanding anything in this Section to the contrary, User shall not be prohibited from disclosing any portion of the Licensed Software that is or becomes publicly known through no fault of User.

4.3	Survival of License. GPS hereby agrees that User’s license to use the Licensed Software shall continue beyond the termination of this Agreement in the event (i) GPS, as a debtor-in-possession, or a trustee in any bankruptcy case hereafter filed by or against GPS fails to assume this Agreement within ninety (90) days after the filing of the initial bankruptcy petition or to perform this Agreement within the meaning of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”) or (ii) GPS ceases to do business in the normal course (each, a “Qualifying Termination”). Accordingly, all rights and licenses granted under this Agreement by GPS to User are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of a Qualifying Termination, GPS agrees to provide User with (a) an encrypted copy of the System Software, Licensed Software, data items, and other relevant source code developed and/or owned by GPS and tools needed to operate the System Software, Licensed Software, and services used by User pursuant to this Agreement; (b) the key(s) necessary for User to unencrypt such encrypted copy and (c) a list of the third party software needed to operate the System Software (collectively referred to in this Section 4.3 as the “GPS Software and Data Copies”). GPS hereby grants unto User a limited, non-exclusive, and non-assignable license to use the GPS Software and Data Copies until such time as User begins using replacement data processing software in all of its operations (the “Extended Termination Date”). The GPS Software and Data Copies may be used solely in User’s business and may not be used by User for any other person or entity and User may not grant any sublicenses to the GPS Software and Data Copies. The license to both the Licensed Software and the GPS Software and Data Copies will terminate upon the Extended Termination Date. Within ten (10) days of the Extended Termination Date, User shall provide GPS with written certification that it has returned to GPS and/or deleted from its systems all copies of the Licensed Software and the GPS Software and Data Copies or any portions thereof.

In furtherance of this Section 4.3, throughout the term of this Agreement, upon written request from User, but in no event sooner than six (6) months following the previous such request, GPS will provide to User within thirty (30) days up-to-date copies of the GPS Software and Data Copies. The GPS Software and Data Copies shall include all the software developed and/or owned by GPS and documentation required to build a fully functional system for which User has contracted under this Agreement, on the computing platform for which the GPS system is designed to run, including (a) GPS developed and/or owned executable programs, source code, job streams, reports, menus, and compilers; (b) GPS developed and/or owned source code for programs, reports, maintenance programs, menus, and compilers; and (c) GPS developed and/or owned documentation for software development, system operations, system support, and training. Prior to the occurrence of a Qualifying Termination, User may not make any copies of the GPS Software and Data Copies. User hereby acknowledges and agrees that it will not only be required to comply with the confidentiality requirements set forth in Section 14.1 with respect to the GPS Software and Data Copies, but also that (y) access to the GPS Software and Data Copies shall be limited to employees and agents of User that have signed confidentiality agreements that are satisfactory to GPS in its reasonable discretion and (z) unless a Qualifying Termination has occurred, User shall only permit its employees and agents to access the GPS Software and Data Copies to the extent minimally necessary to verify the receipt and adequacy thereof – no other use of or access to the GPS Software and Data Copies shall be permitted until a Qualifying Termination has occurred. User acknowledges that the GPS Software and Data Copies contain trade secrets of GPS and that disclosure of such trade secrets would cause GPS irreparable damage. User agrees to pay all of GPS’s reasonable costs associated with providing the GPS Software and Data Copies to User and supporting User’s use thereof. Upon receipt of the GPS Software and Data Copies, User shall promptly destroy, and shall delete from all electronic media, all prior copies of the GPS Software and Data Copies (or, in the alternative, return such prior copies to GPS) and shall certify to GPS in writing its compliance with this requirement.

5.	EQUIPMENT; COMMUNICATIONS; WEB HOSTING.

5.1	CPU. GPS has central processing computer and related equipment (“CPU”) capable of communicating with GPS-approved equipment (“remote units”) in an on-line mode. GPS will permit User to communicate through its remote units with the CPU and receive the Reports and other services contemplated by this Agreement.

5.2	Remote Units. User shall obtain a sufficient number of GPS-approved remote units and telecommunications equipment (as identified on Exhibit “C”) so that User can transmit on-line to GPS the data to be processed by GPS under this Agreement, receive on-line Reports at the remote units, and receive other services from GPS pursuant to this Agreement. GPS has no obligations or liability whatever with respect to the remote units or the telecommunications equipment.

5.3	Telecommunication Companies. At User’s request, GPS shall arrange with established telecommunication companies, including without limitation providers of a VPN where applicable, for the transmission of data between User and GPS. All communication companies (and the means of communication provided thereby), whether or not arranged for by GPS, must be approved by GPS, but GPS shall have no obligations or liability whatever with respect to such companies or their services.

5.4	Telecommunication Charges. User shall pay all telecommunication charges, including those for a VPN, related to the on-line services provided by GPS. GPS shall use its best efforts to arrange for all third-party telecommunication charges to be billed directly to User. In the event that a third-party provider bills GPS directly for telecommunication charges related to the on-line services provided by GPS, GPS shall notify such third-party provider that User is the appropriate party to be billed and User shall promptly reimburse GPS for such expenses, but User will not be responsible for GPS’s associated overhead costs.

5.5	Internet; Web Hosting. GPS offers access to User and its customers via the Internet to certain Reports and other services of GPS. Additionally, in connection with the Internet, GPS will, at the request of User, also host a website for User (the “Website”) on GPS’s CPU and provide the following services unless GPS and User agree otherwise in writing:

(a)	GPS shall design the HTML web pages for the Website in accordance with certain mutually agreed to specifications that shall contain, at a minimum, (i) a description for the Website, (ii) “look and feel” aspects, (iii) the graphic user interface (GUI), and (iv) the manner of including a privacy statement and online services agreement to be provided by User governing the terms of use of the Website by its customers.

(b)	The format for and general categories of content within the Website shall be subject to approval by GPS, which approval shall not be unreasonably withheld. Subject to such approval: (i) User shall deliver to GPS all initial content to be incorporated into the Website, (ii) GPS shall promptly upload any and all additions or changes to the content provided by User and shall implement any User requested changes to the design or “look and feel” of the Website, (iii) GPS shall not supplement, modify, or alter any content provided by User without User’s prior written or email consent, and (iv) User shall have the right to direct GPS to edit, revise, or remove any content appearing on the Website.

(c)	GPS shall not have any right, title, or interest in content provided by User, and GPS agrees to comply with all applicable laws, regulations and system rules regarding protection and security of User’s data. The rights of User in the Website shall be limited to content provided by User to GPS, and User shall have no right, title, or interest in technology, including software, used or developed by GPS in developing or hosting the Website. All such software is part of the System Software.

(d)	User will indemnify, defend, and hold harmless GPS in the event of any third party claims that the “look and feel” aspects or content provided by User for the Website infringe copyrights or other proprietary rights of third parties or violate applicable laws.

(e)	GPS shall use its best efforts to have the Website available to User and its customers twenty-four (24) hours per day, seven (7) days per week, subject to downtime of certain components of the Website during scheduled maintenance and during times when the Website data files are being updated.

(f)	GPS shall cooperate with User in registering, and in renewing any registrations for, the domain name for the Website with an ICANN accredited domain name registrar. User shall be the owner of the domain name. User shall also be the owner of its trademarks and logos.

(g)	The service of GPS in hosting a Website is an optional service for which the charges shall be negotiated between User and GPS at the time of User’s request for such service.

6.	TRAINING.

6.1	Initial Training of Key Personnel. GPS shall make available to User nine (9) person weeks of initial training (or the equivalent of 360 hours of training by one individual) for key personnel of User who will be responsible for training other employees of User. At least one (1) week of such training shall take place at GPS’s facilities, but User will determine whether the remaining eight (8) weeks of training will be conducted at GPS’s facilities, by electronic remote means (such as WebEx), or at User’s facilities. All costs for this training, other than User’s travel expenses, are covered in the conversion fee paid by User (as described in Section 3 of Exhibit “A”). All training shall be at times reasonably convenient to both parties. Each party shall pay its own travel and related living expenses. GPS estimates that the amount of initial training set forth above will be needed to train such key personnel of User in the use of the GPS system. However, additional training may be needed depending upon such employees’ qualifications and the amount of time and effort exerted by such employees in learning the systems outside of the training sessions. User agrees to require its employees being trained to follow GPS’s reasonable training recommendations, including recommendations for outside study and other training activities.

6.2	Additional Training. GPS shall provide as many additional training days as requested by User at the GPS standard hourly training rate as documented in Exhibit “A,” in addition to reasonable travel expenses. User may order as much on-site training as needed at the standard rates, plus direct travel reimbursements. Additionally, if such training is provided by remote electronic means, User shall pay the costs associated therewith, or if provided at User’s facilities, User will pay all reasonable preapproved travel and related living expenses incurred by those GPS employees who provide the training.

6.3	User Reference Materials. User has received or will receive the current User Reference Materials. GPS shall make available to User, without additional charge, updates to the User Reference Materials that are made from time to time. User may make copies as needed for its internal use only. User agrees to destroy or return to GPS the outdated versions and all copies thereof. In addition, GPS shall make the current User Reference Materials available to User on-line in an electronic, searchable format.

6.4	Competent Staff. User agrees throughout the term of this Agreement to employ and train a reasonable number of employees to properly utilize the services provided by GPS under this Agreement. GPS also agrees throughout the term of this Agreement to employ and train a reasonable number of employees properly to perform the services to be provided by it pursuant to this Agreement.

7.	CONVERSION OF RECORDS.

7.1	GPS Obligations. GPS agrees to convert to its on-line system those records of User that are needed for the services to be provided by GPS under this Agreement to the extent that such records are made available to GPS (a) through on-line transmission or other electronic media acceptable to GPS from User’s existing data processor, and (b) in a format acceptable to GPS. The charge for this conversion service is $***** (as described in Section 3 of Exhibit “A”), which shall be due at the time of the execution of this Agreement and is in addition to other charges payable pursuant to this Agreement. User agrees to assist with the conversion process in whatever ways GPS reasonably requests. Such assistance shall include User obtaining, at User’s expense, cooperation from User’s existing data processor(s) on terms that are acceptable to GPS. User shall be responsible for verifying the accuracy of the database after conversion of the records is completed and for notifying GPS of any errors therein. GPS shall be responsible for the correction of errors within a reasonable time after receipt of such notification to the extent the errors are the result of GPS’s services. User shall be responsible for the correction of all other errors.

8.	SUPPORT SERVICES. From 7:00 a.m. to 8:00 pm. in each of the time zones in which User operates, Monday through Saturday, GPS shall be available to provide reasonable telephone assistance to User in problem diagnosis and resolution with respect to the Reports, the Licensed Software, interfaces with Ancillary Services, and other services provided by GPS pursuant to this Agreement. GPS shall, at its expense, maintain a toll-free number for this purpose. The telephone support services provided by GPS shall not be a substitute for proper training of User’s employees. Except for its interfaces and as otherwise provided in this Agreement, GPS does not provide support services for Ancillary Services. Except in emergency situations, all telephone communications by User shall be made only by a few specially designated and qualified representatives of User who are responsible on an institution wide basis for the coordination between User and GPS of the services to be provided by GPS. Those representatives, or other employees designated by User, shall be responsible for responding to the support issues of User’s employees generally.

9.	ANCILLARY SERVICES.

9.1	Electronic Interfaces, etc. GPS is a facilitator through which certain other entities (the “Ancillary Service Providers”) provide services (the “Ancillary Services”) for the benefit of User or its customers., including Ancillary Services received indirectly from the Ancillary Service Provider through a sublicense or other separate agreement entered into between User and GPS. The Ancillary Service Providers and the Ancillary Services provided by them are identified in the User Reference Materials. Ancillary Services are accessed through interfaces provided by GPS as part of its standard, optional, or miscellaneous services. To the extent User is required to pay GPS or an Ancillary Service Provider (through payments to GPS) a charge in connection with an Ancillary Service, such charge is included in the charges set forth on Exhibit “A.” Sometimes such charge relates generally to the use of GPS services in connection with the Ancillary Services (such as, for example, “Automated Transaction Processing” and “Imaged Statement Origination”). In addition, such charge may be specifically identified with the name of the Ancillary Service (such as, for example, “Global/Vision Patriot Officer” and “RSA Multi-Factor Authentication”) or may be identified with a category of Ancillary Services (such as, for example, “ATM Services,” “Credit Reports,” “Car Value Lookup,” and
“Bill Payment”). Additional charges may be owed by User directly to the Ancillary Service Providers pursuant to the terms of any direct agreement between User and the Ancillary Service Provider.

9.2	Duration of Ancillary Services. The obligation, if any, of any Ancillary Service Provider to provide an Ancillary Service may be determined by agreements between the Ancillary Service Provider and GPS (“Ancillary Service Agreements”) and/or agreements between the Ancillary Service Provider and User, or in the absence of such agreements, is determined by policies of the Ancillary Service Provider. The term during which any Ancillary Service Provider provides any Ancillary Service may be shorter than the term of this Agreement. In the event of termination of an Ancillary Service, GPS agrees to use commercially reasonable efforts to find a suitable replacement.

9.3	Conditions on Use of Ancillary Services. GPS and/or the Ancillary Service Provider may from time to time impose conditions, restrictions, and obligations related to the use of an Ancillary Service. User agrees that its use of an Ancillary Service will be conclusive evidence of its agreement to be bound by all such conditions, restrictions, and obligations for the benefit of GPS and the Ancillary Service Provider. To the extent those conditions, restrictions, and obligations are not otherwise available to User, GPS agrees to inform User thereof from time to time through the User Reference Materials or other means. If User is a party to an agreement with the Ancillary Service Provider, User’s compliance with its obligations under such agreement shall be an additional condition of User’s right to use such Ancillary Service. User agrees to defend, indemnify and hold GPS harmless from any loss, damage, liability, or expense arising as a result of any breach by User of the conditions, restrictions, and obligations related to the use of Ancillary Services, provided that User is made aware of such conditions, restrictions, and obligations in advance.

9.4

Absence of Warranties. GPS makes no representations or warranties whatever with respect to any Ancillary Services, including those received indirectly from the Ancillary Service Providers through a sublicense or other separate agreement entered into between User and GPS. User is solely responsible for determining the suitability of the Ancillary Services for its purposes, and GPS will have no liability whatever for any act or failure to act by the Ancillary Service Providers and will have no liability for any errors in Ancillary Services, unless such errors are caused by GPS.

9.5	Security Related to Ancillary Services. User acknowledges that use of Ancillary Services may increase the security risks that User would otherwise have (such as, for example, errors introduced into data via the Internet or inaccurate or duplicate transmissions from Ancillary Service Providers), and User assumes such security risks except to the extent any GPS interface with the Ancillary Services does not function as described in the then current User Reference Materials. Except to the extent otherwise provided by applicable law, GPS shall have no responsibility for the security safeguards and measures of Ancillary Service Providers.

9.6	Changes in Ancillary Services. By updates to the User Reference Materials, GPS shall have the right from time to time to reflect changes in or additions to Ancillary Services available through GPS. GPS shall also have the right unilaterally, exercised in its reasonable good faith discretion, to amend Exhibit “A” to reflect changes in charges required to be paid to GPS in connection with Ancillary Services; provided, however, that in the event of any such change, User may discontinue use of the affected Ancillary Service.

10.	CHARGES FOR SERVICES.

10.1	Amount of Charges; Increases. The charges to be paid to GPS by User for the standard, optional, and miscellaneous services, which include amounts to be paid to GPS in connection with the Ancillary Services, are described in Exhibit “A.” The charges for certain optional and miscellaneous services, which may vary depending on the needs of User, will be quoted by GPS upon request or negotiated by the parties. Subject to the limitations set forth in Section 10.2 of this Agreement and other than with respect to the services and products described in Section 2, Section 3, and Section 4 of Exhibit “A,” all charges shall be subject to increase by GPS from time to time.

10.2	Limitations on Increases in the Amount of Charges.

(a)	General Limitation on Increases. Notwithstanding the provisions of Section 10.1 of this Agreement, except with respect to Ancillary Services, the services and products described in Section 1 of Exhibit “A” (which shall be charged at $***** per branch per month at the onset of this Agreement and are referred to in this Section 10.2 as the “Monthly Processing Fees”), and quoted charges or negotiated charges to the extent GPS excepts itself from the limitations in this Section at the time of the quote or the negotiation,: (i) no increase may be made on less than ninety (90) days advance written notice from GPS, (ii) no increase may be effective prior to the date (the “One-Year Price Lock Expiration Date”) that is one (1) year from the date that User commences the use of the GPS services to be provided under this Agreement in the ordinary course of User’s business in a majority of its then-existing branch locations, and (iii) in no event may the increased charges exceed the charges set forth in Exhibit “A” by a percentage which is greater than the percentage increase in the CPI-U between the One-Year Price Lock Expiration Date and the most recent month preceding the notification of such increased charges for which the CPI-U is available.

(b)	Exception for Ancillary Services. With respect to Ancillary Services for which GPS charges User, GPS shall not be limited by the foregoing proviso to the extent: (i) an Ancillary Service Provider makes an increase on less than ninety (90) days’ notice to GPS or makes an increase prior to the One-Year Price Lock Expiration Date, in which event GPS may also increase charges on lesser notice and prior to the One-Year Price Lock Expiration Date, or (ii) any percentage increase made by GPS corresponds to a percentage increase in the charges imposed on GPS by the Ancillary Service Providers.

(c)

Limitation on Increases to Monthly Processing Fees. Notwithstanding the provisions of Section 10.1 of this Agreement, with respect to the Monthly Processing Fees, (i) no increase may be made on less than ninety (90) days advance written notice from GPS, (ii) no increase may be effective prior to the date (the “Three-Year Price Lock Expiration Date”) that is three (3) years from the date that User commences the use of the GPS services to be provided under this Agreement in the ordinary course of User’s business in a majority of its then-existing branch locations, and (iii) in no event may the increased Monthly Processing Fees exceed the amount initially set forth in Exhibit “A” (i.e. $***** per branch per month) by a percentage which is greater than the percentage increase in the CPI-U between the

Three-Year Price Lock Expiration Date and the most recent month preceding the notification of such increased charges for which the CPI-U is available. Increases to the Monthly Processing Fees shall be further limited as follows: there shall be no increase greater than *****percent (*****%) over any one-year period after the Three-Year Price Lock Expiration Date on a cumulative basis (e.g., if the first price increase is made two years after the Three-Year Price Lock Expiration Date, such increase could not exceed *****%).

(d)	Definition of CPI-U. The CPI-U means the “Consumer Price Index—U.S. City Average For All Items For All Urban Consumers (1982-84=100)” published by the Bureau of Labor Statistics of the United States Department of Labor or, if such index is unavailable, any other consumer price index reasonably selected by GPS.

10.3	Statements for Services. Invoices for services identified on Exhibit “A” will be submitted to User monthly for the preceding calendar month, and User agrees to pay the undisputed amount set forth in such invoices, without any offset or deduction, within 30 days after receipt thereof; provided, however, that in the event of a dispute as to any amount set forth in an invoice, User shall promptly notify GPS in writing of such disputed amount and cooperate with GPS in good faith to resolve such dispute. In the event it is determined that all or a portion of a previously disputed amount is owed to GPS, User shall pay such amount to GPS within 30 days of such determination. Invoices for other amounts to be paid by User pursuant to this Agreement will also be submitted to User monthly, but may be submitted separately from the invoice referred to in the preceding sentence, and shall also be paid by User within 30 days after receipt thereof.

10.4	Late Payment Fee. User agrees that GPS may assess a late payment fee equal to one and one-half (1 1/2) percent of any undisputed amount which remains unpaid following its due date for each 30 day period or portion thereof in which such amount remains unpaid; provided, however, in no event shall the amount of the late payment fee exceed the maximum permitted by applicable law.

10.5	Taxes. User agrees to pay when due (or reimburse GPS for) all sales, use, value-added, and other taxes that GPS is at any time obligated to pay or collect in connection with this Agreement and the transactions contemplated hereby, excluding taxes on GPS’s net income but including penalties and interest that (i) are attributable to User’s failure to pay taxes when due or reimburse GPS in a timely manner for the payment of taxes, in each case following the timely presentation to User of an invoice for such taxes or (ii) relate to use taxes or other taxes for which User is directly responsible and which are imposed by any jurisdiction other than the United States federal government or the State of Utah. Any delay by GPS in collecting any such amount shall not release User of its obligation under this Section.

10.6	Definition of Reasonable Charges. The term “reasonable charges” as used in this Agreement with respect to charges that are not listed in Exhibit “A” means charges reasonably negotiated and determined in good faith in advance by GPS and User, and may include a charge for programming, clerical and other personnel and for CPU or other equipment usage involved in providing services, at an hourly rate reasonably negotiated and determined in good faith in advance by GPS and User, plus all travel expenses, postage, supply costs and other costs reasonably incurred by GPS and approved by User in advance in connection with such services. GPS agrees not to charge more than the hourly rate set forth in Exhibit “A” for special, custom programming requests (including custom report writing) made by User (excluding programming associated with regular updates made in the ordinary course of GPS’s business, for which there will be no charge).

10.7	Amendments to Exhibit “A.” GPS shall provide to User from time to time an amended Exhibit “A” to reflect changes thereto that GPS is authorized to make pursuant to this Agreement, including, without limitation, the addition or modification of services, any increase in charges, and changes in Licensed Software.

11.	TERM OF AGREEMENT; TERMINATION.

11.1	Initial Term. The initial term of this Agreement shall commence on the date of this Agreement and continue until the date ten (10) years after User commences the use of the GPS services to be provided under this Agreement in the ordinary course of User’s business in each of its then-existing branch locations.

11.2	Extended Terms. The initial term of this Agreement shall automatically be extended for additional successive terms of two (2) years each unless either party gives written notice of its election not to extend at least ***** months prior to the end of the initial term or any extended term. For purposes of this Agreement, the “term” includes the initial term and each extended term.

11.3	Right of Termination. This Agreement may be terminated as follows:

(a)	By either party if the other party has materially breached this Agreement and the breaching party fails to cure such breach within 30 days after receipt of notice of such breach (or if such breach, except a failure to pay any amount owed, cannot reasonably be cured within such 30 day period, within 90 days so long as the breaching party commences to cure the breach within such 30 day period and diligently pursues such cure throughout the remainder of the 90 day period); provided, however, the party claiming a breach must give notice thereof with reasonable promptness after having actual knowledge thereof;

(b)	By User if (i) it is unable, due to reasons beyond its reasonable control (such reasons to include substantial, unexpected cost to User), to accomplish a conversion from its current data processing software provider (ParaData Financial Systems) to GPS, and (ii) at any time any provision of this Agreement would cause User to be in clear violation of a mandatory requirement of any federal or state governmental agency and GPS is unwilling, within 30 days after written notice thereof from User, to offer a reasonable amendment to this Agreement that eliminates such violation; provided, however, this part (b)(ii) does not apply to required changes in services which the parties have agreed to address under Section 3.1;

(c)	By User if GPS fails in accordance with Section 13 to correct any verifiable and reproducible Software Error; or

(d)	As the result of an Early Termination by User as described in Section 11.4.

11.4	Early Termination. During the Initial Term, the following events shall be deemed an early termination of this Agreement by User (“Early Termination”):
(a)	User elects to terminate this Agreement other than as permitted in accordance with the provisions of Sections 11.3(a), 11.3(b), or 11.3(c) herein.

(b)	Following its conversion to GPS, User fails to use, discontinues the use of, or substantially reduces its use of the services of GPS (other than a reduction occurring in the ordinary course of business as contrasted with a termination or disposition of a substantial part of User’s business) such that it is using the services of GPS in fewer than 75% of its branch locations (excluding branches acquired by asset purchase, merger, equity purchase, or other similar means of acquisition after the effective date of this Agreement if such acquired branches were not using the GPS Licensed Software at the time of such acquisition).

(c)	GPS terminates this Agreement pursuant to Section 11.3(a) and elects to treat such termination as an Early Termination by User.

In the event of an Early Termination, User agrees to pay to GPS an early termination fee (“Early Termination Fee”) equal to: (i) the average of the monthly charges owed by User to GPS for the six calendar months preceding the month in which the Early Termination occurs (or if User has been on-line with GPS for less than six months, then average charges for such lesser number, or if User has not been on-line with GPS for one or more months, the average monthly charges anticipated for the first three months after User is to go on-line as such charges are reasonably calculated by GPS), multiplied by (ii) the number of months remaining in the then current term (or the then current term and the next extended term if User is committed to such an extended term under Section 11.2 herein), multiplied by (iii) the applicable percentage set forth in the table listed in Exhibit “D.” GPS and User agree that (1) the Early Termination Fee is not a penalty but is a reasonable estimate of the loss that GPS will sustain as a result of Early Termination, and (2) the actual loss to be incurred by GPS in the event of Early Termination cannot be accurately determined at the time this Agreement is entered into.

11.5	Effect of Termination.

(a)	Any termination of this Agreement shall not release User from paying any charges or other amounts owed or accrued under this Agreement. If termination is for breach pursuant to Section 11.3(a), termination shall not relieve the breaching party from liability for damages except as otherwise provided in this Agreement. In the event of an Early Termination by User, the Early Termination Fee is in addition to accrued charges owed to GPS.

(b)	Subject to the provisions of Article IV, upon termination of this Agreement, User shall promptly return to GPS or destroy, and shall delete from all electronic media, all copies of the Licensed Software, the User Reference Materials, and all other materials and information that User is required to maintain the confidentiality of pursuant to Section 14.1. Upon request by GPS, User agrees promptly to certify to GPS in writing its compliance with this part (b).

(c)	If there is a bona fide dispute as to whether User is in material breach, GPS agrees, notwithstanding anything in this Agreement to the contrary, to continue providing services to User until the existence or nonexistence of such breach is determined by arbitration, as long as User pays, in accordance with this Agreement, the charges owed for such services.

11.6	Cooperation on Termination. At the expiration of the term or upon any earlier termination of this Agreement, but subject to payment by User of all charges for services and other reasonable amounts owed by User under this Agreement for services rendered prior to termination (except to the extent such amounts are the subject of a bona fide dispute between the parties) and subject to the payment of any Early Termination Fee (if applicable), GPS agrees to cooperate with User to effect an orderly transition to User or its new data processor of all current data of User that is electronically stored by GPS. As part of such transition, GPS, at the request of User, will deliver such current data to User or its new processor in GPS’s standard format, either on tape or by electronic transmission, or both, and if termination of this Agreement is not the result of a breach of this Agreement by GPS, User agrees prior to such delivery to pay GPS a reasonable charge therefor, including the cost of any required computer and personnel time used in preparing the tape or the electronic transmission. If GPS is required to perform other significant services in connection with such transition, User also agrees to pay GPS’s reasonable charges in connection therewith, provided, however, that User shall not be obligated to pay such reasonable charges if termination of this Agreement is the result of a breach of this Agreement by GPS. Except in cases of the expiration of the term of this Agreement or the early termination of this Agreement by GPS for cause, in order to allow for an orderly transition of the services to an alternative vendor, User may, at its option, elect to extend the termination date for as many as ***** months following the date that either party provides notice of termination to the other.

11.7	Notification. In the event either party gives written notice of its election pursuant to Section 11.2 not to extend the term of this Agreement, or in the event either party gives written notice of a breach pursuant to Section 11.3 that might lead to a termination, or in the event of any other action to terminate this Agreement by either party, or in the event of any material change in services to be provided by GPS pursuant to this Agreement, User agrees promptly to notify each federal and state agency having jurisdiction over User to the extent the policies of such agency require notification.

11.8	Reimbursement by GPS. GPS and User acknowledge that pursuant to Section 2 and Section 3 of Exhibit “A” of this Agreement, User is required, at or near the time of the execution of this Agreement, to pay certain one-time fees for software and services, with the benefit of such software and services to be enjoyed by User throughout the term of this Agreement. In the event that this Agreement is terminated by User pursuant to Section 11.3(a), by User pursuant to Section 11.3(c), or by GPS without cause prior to the end of the initial term of this Agreement, GPS shall reimburse to User an amount equal to: (i) ***** multiplied by (ii) a fraction, the numerator of which is the number of months remaining in the initial term and the denominator of which is one hundred twenty (120). In the event that this Agreement is terminated by User pursuant to Section 11.3(b) within nine (9) months of the date of this Agreement, GPS shall reimburse to User an amount equal to: (i) ***** multiplied by (ii) ***** percent (*****%); provided, however, that such reimbursement shall occur only if User has worked diligently and in good faith throughout such nine (9) month period to complete the conversion from its current data processing provider to GPS.

12.

OWNERSHIP OF SOFTWARE; OWNERSHIP OF DATA. Except as otherwise provided herein, User acknowledges that it will have no right, title, or interest in: (a) the System Software, the Licensed Software, or any other software developed by GPS or used by GPS to provide services pursuant to this Agreement, (b) any systems engineering or other proprietary materials related to any such software, or (c) User Reference Materials or any other similar printed, machine readable, or electronic materials prepared by GPS in connection with its services pursuant to this Agreement. Except as otherwise provided herein, all such software and materials are and shall remain the sole and exclusive property of GPS except to the extent any part thereof may be licensed to GPS from third parties or may be part of Ancillary Services provided by Ancillary Service Providers. Except as otherwise provided herein, this Section 12 shall apply without regard to any ideas or other contributions that User or its employees or agents may make to the conception or development of any of such software or materials.

GPS acknowledges that it will have no right, title, or interest in any of the data processed by GPS for User, and all such data is and shall remain the sole and exclusive property of User and its customers.

13.	WARRANTIES; CORRECTION OF ERRORS.

13.1	General Warranties by GPS. GPS warrants that it has and will have the right to use the System Software and any other software that will be utilized by GPS to provide services pursuant to this Agreement and that it has and will have the right to license the Licensed Software to User. GPS also warrants that it has full corporate authority to execute and perform its obligations under this Agreement.

13.2	Software Warranty. GPS warrants that the current System Software and the current Licensed Software function materially in accordance with the description in the current version of the User Reference Materials and in accordance with the service level standards for System Uptime described in the GOLDPoint Systems Service Level Exhibit attached hereto and incorporated herein as Exhibit “B”. GPS further warrants that such software as changed or modified by GPS from time to time to provide new or modified services in accordance with Section 3 will function substantially in accordance with the description in the User Reference Materials as updated by GPS from time to time to reflect such changes and modifications and in accordance with the service level standards for System Uptime described in the GOLDPoint Systems Service Level Exhibit attached hereto and incorporated herein as Exhibit “B”.

If the System Software and the Licensed Software do not function materially in accordance with GPS’s then current User Reference Materials (a “Software Error”)

or the service level standards for System Uptime described in the GOLDPoint Systems Service Level Exhibit attached hereto and incorporated herein as Exhibit “B,” User agrees promptly to provide verifiable and reproducible evidence thereof to GPS. GPS agrees to use prompt and commercially reasonable efforts to correct any verifiable and reproducible Software Error, and if GPS uses such efforts, then, notwithstanding anything in this Agreement to the contrary, User shall have no other remedy other than the discounted fees and early termination rights set forth in this Agreement. However, if GPS is unable within a reasonable time to correct any verifiable and reproducible Software Error, then User shall have the right to terminate this Agreement pursuant to Section 11.3(c). The System Software and the Licensed Software include, without limitation, the electronic interfaces through which GPS provides User access to Ancillary Services and the software through which GPS hosts any Website.

13.3	Disclaimer of Other Warranties. EXCEPT AS STATED IN THIS AGREEMENT, INCLUDING THE EXHIBITS HERETO, GPS DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, AND FITNESS FOR A PARTICULAR PURPOSE.

(a)

Correction of Errors. GPS agrees to utilize reasonable care in providing its services under this Agreement, but subject to the GOLDPoint Systems Service Level Exhibit attached hereto and incorporated herein as Exhibit “B,” the warranty of GPS in Section 13.2 and the obligations of GPS set forth in this Agreement are not to be interpreted as giving any assurance that the Reports or other services provided by GPS will be uninterrupted or free from errors. User acknowledges that data processing and other services to be provided by GPS entail the likelihood of some human, electronic, and hardware errors. If any errors in Reports or other services are caused by GPS and if User provides GPS with reasonably requested evidence thereof, GPS will exercise prompt and commercially reasonable efforts to correct such errors at no additional expense to User and, unless such errors are caused by the gross negligence or willful misconduct of GPS, GPS shall have no other liability with respect thereto except as otherwise set forth in this Agreement. To the extent GPS is precluded from access to the means to correct such errors because such means are not under GPS’s control, then the responsibility of GPS to correct errors shall be limited to notifying User of the means by which the errors may be corrected. The obligation of GPS in this Section is subject to User’s obligation to notify GPS in accordance with Section 2.6. The obligation of GPS in this Section does not extend to errors in Ancillary Services except to the extent of GPS’s obligations under Section 13 with respect to any Software Error in an electronic interface developed by GPS.

14.	CONFIDENTIAL INFORMATION; SECURITY; STORAGE; AUDITS; ETC.

14.1	Confidential Information—Duty of User; Return to GPS. User shall use commercially reasonable efforts (including, without limitation, performing the specific obligations set forth in this Section) to preserve the confidentiality of all materials and information that it receives relating to the financial condition, the business methods, systems, software, and procedures of GPS (including, without limitation, the System Software, the Licensed Software, the User Reference Materials, and the GPS Software and Data Copies), and User will in all events use the same standard of care with respect thereto that it uses with its own materials that are of a confidential nature. User shall not make such materials or information available to anyone in any form without GPS’s prior written consent except to User’s employees or agents and then only for the purposes specifically related to User’s use of the services provided by GPS pursuant to this Agreement. User will take appropriate action by instruction with any employees and agents permitted access to any portion of such materials and information to inform them of the confidential nature thereof and to obtain their compliance with the confidentiality obligations of this Section. User also agrees to maintain the confidentiality of any confidential information of third parties that it may receive or obtain access to through GPS.

14.2	Confidential Information – Duty of GPS.

(a)	GPS acknowledges that information and documents disclosed by User to GPS in the course of GPS’s performance of services for User under this Agreement contain proprietary and confidential information of User and its customers. GPS also acknowledges that under the Gramm Leach Bliley Act, the Fair and Accurate Credit Transactions Act, and other laws, User has certain obligations to its customers not to disclose confidential information and to ensure the proper disposal of documents and storage media containing confidential information. Therefore, GPS agrees not to disclose any such confidential information disclosed by User to GPS except to employees and agents of GPS who participate in performing the services called for in this Agreement and who are under the same confidentiality obligations as GPS and except for disclosures made by GPS in the ordinary course of its performance of its services under this Agreement. However, the following disclosures shall not constitute a violation by GPS of its obligations under this Agreement: (i) disclosures by GPS to federal and state agencies having jurisdiction over User, in accordance with applicable law, (ii) disclosures pursuant to demands which GPS believes in good faith are made under authority of law, and (iii) disclosures of information that GPS already knew at the time of receipt from User or that GPS obtains from third parties without any breach of this Agreement.

(b)	Subject to Section 9.5 and Section 14.3, which address security issues, GPS has implemented or will implement appropriate administrative, technical and physical safeguards and other appropriate measures that are designed to: (i) ensure the security and confidentiality of confidential information in GPS’s possession that relates to User’s customers, (ii) protect against anticipated threats or hazards to the security or integrity of such confidential information, (iii) protect against unauthorized access or use of such confidential information that could result in substantial harm or inconvenience to any customer of User, and (iv) ensure the proper disposal of customer and other confidential information.

(c)	In the event GPS becomes aware of any intrusion into GPS’s system that results in an unauthorized disclosure of confidential information of User or its customers which may materially and adversely affect User or its customers, GPS shall promptly notify User and inform User of corrective action being taken by GPS in response to such intrusion.

14.3	Security. The System Software and the Licensed Software will have security features, and User agrees to adhere, and cause its employees, agents, and customers to adhere, to any commercially reasonable security procedures established by GPS from time to time to protect the integrity of its system. GPS makes no representation or warranty that the security procedures established by it will always be effective. User shall be solely responsible for monitoring the persons (except GPS employees and agents) who access Reports, or who connect by remote units to the CPU or to facilities of Ancillary Service Providers, or who otherwise have access to view, change, or add data. The System Software and the Licensed Software will have certain control features for on-line communication that will be described in the User Reference Materials. User will be responsible to determine the adequacy of and to implement those control features and any other controls which it considers necessary or desirable for its purposes. User agrees to use its best efforts to maintain a system of controls designed to protect User’s data from unauthorized manipulation. GPS agrees to provide User with a mechanism by which User may discontinue GPS access to User data, and User acknowledges and agrees that discontinuing GPS access to User data will preclude GPS from providing those forms of support that require GPS access to User data. User acknowledges the security risks attendant to use of the Internet, telephone lines, microwave transmissions, mailing or parcel services and other means of communication external to GPS controlled facilities, and, notwithstanding anything in this Agreement to the contrary, GPS shall have no liability for any security breaches resulting from those risks, unless caused by the gross negligence or willful misconduct of GPS or its agents.

14.4	Identity Theft Red Flags. GPS acknowledges that under the Identity Theft Red Flags and Address Discrepancies Under the Fair and Accurate Credit Transactions Act of 2003 regulations, User is required to develop and implement an Identity Theft Prevention Program. GPS also acknowledges that as part of its Identity Theft Prevention Program, User must exercise appropriate and effective oversight of service provider arrangements such as this Agreement. GPS has implemented, and will continue to monitor and update as it deems reasonably necessary, policies and procedures to report relevant Red Flags (as such term is defined in the foregoing regulations) of which it becomes aware while performing its services under this Agreement. While GPS does not provide active Red Flag detection services, such services are available through various Ancillary Service Providers (who agree to report any Red Flags they detect directly to User). In the event GPS becomes aware of any relevant Red Flag, GPS shall promptly notify User and inform User of any action being taken by GPS to prevent or mitigate identity theft in connection with such Red Flag. At the request of any regulatory authority with jurisdiction over User, GPS agrees to make available its internal practices, books and records relating to its policies and procedures for the detection of relevant Red Flags for purposes of determining User’s compliance with the foregoing regulations.

14.5	Storage. User agrees to maintain source data, original entry microfilm, and the tapes or printouts to enable User to reconstruct records in any situation in which reconstruction is necessary. With respect to data under its control, GPS agrees to preserve each day’s daily backup file for seven (7) days, month-end records for one (1) year, and year-end records for three (3) years. One set of daily records and another set of month-end records will be stored at the GPS processing center, and another set of each will, for security purposes, be stored at a different location. All storage shall be consistent with general industry standards for preservation of data processing records. In the event User, after any termination of this Agreement and after GPS has fulfilled its obligations under Section 11.6 hereof, desires data stored by GPS, User shall pay GPS for the reasonable cost of retrieving the desired data, including the cost of any required computer and personnel time, at GPS’s then standard hourly rates.

14.6	Cooperation in Audits. The parties agree that all data in the possession of GPS relating to User shall be subject to examination and audit by examiners of any federal or state agency having jurisdiction over User. Any such federal or state agency shall also have the right to observe the processing of User’s data at GPS’s processing center and to ask for and receive from GPS any reports, summaries, or information contained in or derived from such data. User shall pay reasonable charges made for all special programming and all computer usage which is required in connection with such audits and examinations.

User shall also have the right to observe the processing of its data at GPS’s processing center, subject to reasonable security and operational restrictions imposed by GPS and subject to the condition that in no event will User have access to the data of any other user of GPS.

GPS agrees to cooperate in responding to self audits and questionnaires applicable to its services that are required by national and state organizations of which User is a member to the extent such self audits and questionnaires do not require the disclosure of trade secrets and other information that GPS considers to be proprietary or otherwise confidential.

14.7	Disaster Protection. GPS shall establish emergency procedures and an alternate location for the processing of User’s data in the event of a disaster at GPS’s processing center. Such procedures and alternate location shall be addressed annually in the third party review provided pursuant to Section 14.8 herein. Upon request, the results of periodic disaster tests shall be made available to User. User shall be responsible to develop a disaster contingency plan that will interface appropriately with GPS’s plan, and GPS agrees to release the information reasonably requested by User to enable User to develop such a plan.

14.8	Third Party Review. GPS shall provide User and any federal or state agency having jurisdiction over User (to the extent the policies of such federal or state agency require a copy) with a copy of its annual third party review (currently a SAS 70, Type II, review), together with a statement from the reviewing auditor indicating the review was performed in accordance with the standards published by the American Institute of Certified Public Accountants or any other generally recognized standards for third party reviews. Distribution of the third party review may be subject to restrictions imposed by the reviewing auditor. In addition, GPS shall provide User and any such federal or state agency with a copy of its management memorandum detailing its response to the issues raised in such annual review. Any such federal or state agency shall have the right to review the internal security controls at GPS’s processing center. The annual third party reviews are confidential information of GPS.

14.9	GPS Financial Statements. Upon request, GPS agrees annually to provide User and any federal or state agency having jurisdiction over User (to the extent the policies of such federal or state agency require a copy) with a copy of GPS’s current audited financial statement. The GPS financial statements are confidential information of GPS.
14.10	Powers of Regulatory Authorities. The parties acknowledge that any federal or state agency having jurisdiction over User may, to the extent provided by applicable law, have rights and powers relating to the services performed by GPS under this Agreement, and compliance by GPS with demands by any such agency shall not be deemed to constitute a breach by GPS of its obligations under this Agreement; provided, however, that, unless prohibited by applicable law or regulation, GPS shall promptly notify User of any such demands or inquiries made by any such agency.

14.11	Third Party Claims.

(a)	Indemnification. User agrees to defend, indemnify and hold harmless GPS from and against any and all claims for damages or losses asserted against GPS by any customer, employee, or agent of User or by any other person or entity who claims to have been adversely affected by the Reports or other services of GPS provided pursuant to this Agreement or by Ancillary Services, except for claims arising out of the negligence or willful misconduct of GPS and except for claims in which it is alleged that the System Software, the Licensed Software or any other software utilized by GPS to provide the Reports or other services infringe any patent, copyright, or trade secret belonging to a third party. GPS will defend, indemnify and hold harmless User for these latter claims.

(b)	Notice of Potential Claim. In the event that either party becomes aware of any act, omission, or error which it reasonably believes may give rise to a claim by a third party that such act, omission, or error has caused such third party damages, the party becoming aware of such act, omission, or error shall promptly provide written notice thereof to the other party, which notice shall include a detailed description of the act, omission, or error that may give rise to a third party claim. For purposes of this Section 14.11(b), written notice may be accomplished by electronic mail.

(c)

Cooperation. User, on the one hand, and GPS, on the other hand, shall cooperate with the other and its counsel and make themselves and their representatives available to the other in connection with the institution or defense of any claim, demand, inquiry, action, or other proceeding, whether existing, threatened, or anticipated, involving or relating to the Licensed Software, the System Software, and/or the services provided hereunder, including providing testimony, records, and other information, and shall provide commercially reasonable assistance to the other in resolving third party claims of the type described in Section 14.11(b). As soon as a party becomes aware, either on its own or through receipt of a notice described in Section 14.11(b), of any act, omission, or error that may give rise to a third party claim, such party shall promptly undertake commercially reasonable efforts to mitigate any damages caused or potentially caused by such act, omission, or error. For purposes of the foregoing sentence, commercially reasonable efforts shall include, but not be limited to, proactively reaching out to any third party affected or potentially affected by such act, omission, or error and diligently working with the other party and such third party to resolve any problems caused or potentially caused by such act, omission, or error. Each party agrees to develop and implement policies and procedures to train its personnel in the resolution of third party concerns and mitigation of any damages or potential damages relating thereto. The party requesting cooperation and assistance pursuant to this Section 14.11(c) shall reimburse the non-requesting party for the reasonable out-of-pocket costs and expenses incurred by the non-requesting party (unless the requesting party is entitled to indemnification therefor under this Agreement); provided, however, that the non-requesting party shall not incur out-of-pocket costs and expenses for which the requesting party is not entitled to indemnification in excess of $***** without the requesting party’s prior approval. Each party agrees that it will not encourage any third party, either directly or indirectly, to bring any type of claim against the other party.
15.	LIMITATIONS.

15.1	Events Beyond Reasonable Control. Neither party shall have liability for any loss, damage, delay, or failure to perform resulting from any event beyond such party’s reasonable control, including, but not limited to: acts or omissions of any governmental agency, third party, or User; fire, earthquake, or other acts of God; war, civil disobedience, or sabotage; other criminal acts; Internet, telecommunications, or equipment failure; or power failure.

15.2	Limitations on Liability.

(a)	EXCEPT WITH RESPECT TO INCIDENTS INVOLVING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR A VIOLATION OF APPLICABLE LAW THAT CONSTITUTES A FELONY, THE TOTAL AGGREGATE LIABILITY OF GPS TO USER FOR ALL DAMAGES AND OTHER LOSSES ARISING FROM ALL INCIDENTS OCCURRING DURING THE TERM OF THIS AGREEMENT THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT OR THE SERVICES OF GPS, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, SHALL BE LIMITED TO THE GREATER OF: (A) $***** OR (B) THE AMOUNT OF CHARGES PAID BY USER TO GPS FOR STANDARD AND OPTIONAL SERVICES DURING THE CONSECUTIVE NINE (9) MONTH PERIOD PRECEDING THE DATE ON WHICH GPS RECEIVES WRITTEN NOTICE FROM USER OF USER’S CLAIM AGAINST GPS FOR DAMAGES OR OTHER LOSSES (INCLUDING AMOUNTS WHICH ARE REQUIRED TO BE REBATED PURSUANT TO EXHIBIT “B”).

(b)

EXCEPT WITH RESPECT TO INCIDENTS INVOLVING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR A VIOLATION OF APPLICABLE LAW THAT CONSTITUTES A FELONY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT,

OR SPECIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR GOODWILL) IN ANY WAY RELATED TO THIS AGREEMENT OR THE SERVICES OF GPS, REGARDLESS OF THE THEORY ON WHICH SUCH LIABILITY IS BASED, AND EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES.

(c)	THIS SECTION 15.2 SHALL NOT SERVE TO LIMIT GPS’S OBLIGATIONS FOR INDEMNIFICATION AGAINST CLAIMS IN WHICH IT IS ALLEGED THAT THE SYSTEM SOFTWARE, THE LICENSED SOFTWARE, OR ANY OTHER SOFTWARE UTILIZED BY GPS TO PROVIDE THE REPORTS OR OTHER SERVICES INFRINGE ANY PATENT, COPYRIGHT, OR TRADE SECRET BELONGING TO A THIRD PARTY.

16.	MISCELLANEOUS.

16.1	Notices. All notices provided for in Section 11 and 15 of this Agreement shall be in writing and shall be given by personal delivery, registered or certified mail, return receipt requested, or by established commercial delivery service, with a follow up copy by first class mail, to DHI Computing Service, Inc., Attention: President, at 1525 West 820 North, Provo, Utah, 84601, or to User at the address set forth at the beginning of this Agreement. Notice shall be considered given when received. Either party, upon notice to the other, may change any name or address to which future notices shall be sent.

16.2	Fidelity Bond. GPS shall maintain a fidelity bond, or equivalent protection, on its key employees in the aggregate amount of at least $500,000.

16.3	Insurance. To the extent available at commercially reasonable rates and subject to commercially reasonable deductibles, GPS shall maintain errors and omissions insurance with an aggregate limit of at least $3,000,000. Such insurance coverage shall not affect the limitations on liability set forth elsewhere in this Agreement.

16.4	Governing Law; Limitation on Actions. This Agreement shall be governed by the laws of the State of Utah without regard to conflicts of laws principles. No claim arising out of or relating in any manner to transactions under this Agreement may be asserted by either party more than twenty-four (24) months after the date on which such party has knowledge of the material facts upon which the claim is based; provided, however, this sentence shall not extend any applicable statute of limitations.

16.5	Entire Agreement; Amendments; Waiver. This Agreement, which includes the exhibits, constitutes the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties. This Agreement may not be amended or modified except by a written instrument signed by both parties. Waiver of any breach hereunder by either party shall not constitute a waiver of any subsequent breach.

16.6	Severability. This Agreement, to the extent possible, shall be construed so as to give validity to all the provisions hereof. Any provision of this Agreement found to be invalid or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be enforced to the fullest extent permitted by applicable law.

16.7	Arbitration. Any claim arising out of or relating to this Agreement or the services of GPS shall be settled by binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall not award punitive damages. Notwithstanding the foregoing, either party may seek injunctive relief in court for the limited purpose of enforcing its rights with respect to its confidential information and intellectual property.

16.8	Limitations on Assignment. This Agreement is not assignable or transferable by GPS or User without the prior written consent of the other party, which consent shall not be unreasonably withheld, and such consent shall not be required if assignment is made by User (i) to a successor in interest of the business of User; (ii) to an affiliate of the User that is a borrower or an issuer of notes or certificates backed or secured by loans managed or serviced using the software licensed under this Agreement; or (iii) to a trustee, master servicer, sub-servicer, or successor servicer for use in managing or servicing such loans in connection with such transactions.

16.9	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

16.10	Relationship between GPS and User. This Agreement does not in any way create an agency relationship, a joint venture, or a partnership. Neither party is granted any right or authority to create any obligation for or on behalf of the other party or to otherwise bind the other party, other than as may be expressly authorized in this Agreement.

16.11	Marketing. GPS shall have the right in its marketing materials and presentations to identify User as a user of its services, but shall not disclose the amounts paid by User to GPS pursuant to this Agreement.

16.12	Confidentiality of Agreement. GPS and User agree to keep this Agreement and its terms and conditions confidential, except that User may disclose the existence of this Agreement and its terms and conditions if required by or reasonably advisable under applicable law or disclosure requirements in connection with any filings with the Securities and Exchange Commission (based upon the reasonable advice of counsel) or any applicable stock exchange requirements (based upon the reasonable advice of counsel), and to the extent necessary to provide guidance to User’s investors and analysts regarding the Agreement’s impact on User’s business, financial condition, and results of operations; provided, however, that in the event any disclosure would include per branch pricing information, at GPS’s expense, User shall in good faith submit a confidential treatment request with the Securities and Exchange Commission with respect to the per branch pricing terms which GPS prefers to keep confidential. User shall provide GPS with a draft copy of the confidential treatment request before it is submitted to the Securities and Exchange Commission and allow GPS to propose changes thereto, which changes User agrees to incorporate to the extent they are reasonable, as determined by User in good faith. GPS acknowledges that the approval of any such confidential treatment request is within the discretion of the Securities and Exchange Commission and is outside of the control of User.
16.13	Section Headings; Construction. The section headings in this Agreement are included only for purposes of convenient reference, and they shall not affect the interpretation of this Agreement. In the event of an ambiguity or in the event a question of intent or interpretation arises, this Agreement shall be construed as if it had been jointly drafted by the parties, and no presumptions or burdens of proof shall arise favoring either party as a result of the authorship of any of the provisions of this Agreement.

16.14	Survival. All provisions of this Agreement that by their nature are intended to survive the expiration or termination of this Agreement shall survive and remain in full force and effect, including, but not limited to, Sections 4.2, 11.5, 11.6, 12, 14.1, 14.2, 14.5, 14.11, and 15.2.

16.15	Authorization. Each individual signing this Agreement in a representative capacity represents and warrants that he or she is authorized to do so and that this Agreement is binding upon the party for which he or she is acting.

16.16	No Third Party Beneficiaries. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right in favor of any customer of User or in favor of any other person or entity.

This Agreement has been executed by the parties as of the date written at the beginning hereof.

GPS:

DHI Computing Service, Inc., dba GOLDPoint Systems

By	/s/ B. Lynn Crandall
B. Lynn Crandall, President/CEO

USER:

Regional Management Corp.

By	/s/ Thomas F. Fortin
Thomas F. Fortin, CEO

EXHIBIT A

GOLDPoint Systems Pricing

Section 1: Service Bureau, Data Processing, Storage, Backup, and Support

GPS agrees to provide all of the following services, storage, backup, and support with respect to existing and new accounts at the rate of $***** per branch per month. User agrees to pay the monthly fee for a branch at such time as the branch begins using GPS services. Line item numbers cited below refer to the line items and services set forth in the standard GPS Exhibit A – Pricing Schedule.

General Ledger System (line item 15)	Additional Included Services
History Items (line item 16)	GOLDTeller Platform (line item 44)
GOLDTrak PC (line item 45)
Customer Information File (line item 20)	Active Applications (line item 46)
Archived Applications (line item 47)
Loan System (line item 22)	Credit Reports (line item 48)
Open Accounts (line item 23)	NADA – Auto (line item 49)
Closed Accounts (line item 24)	Kar Power (line item 50)
History Items (line item 25)	NADA – Powersports/Marine (line item 51)
Imaged Statement Origination (line item 26)	GOLDWriter (line item 53)
Non-Imaged Statement Origination (line item 27)	GOLDView Plus / Report Warehouse (line item 54)
Investor Processing (line item 28)	Payroll System (line item 55)
Contract Collections Seller Record (line item 29)	Accounts Payable System (line item 56)
Contract Collections Seller History (line item 30)	Fixed Asset System (line item 57)
Collection Records (line item 31)	Check Reconciliation System (line item 63)
Collection History (line item 32)	Internet Services (line item 67)

Exhibit A

Automated Reserve Disbursements (line item 34)	e-Statements (line items 69–70)
Automated Transaction Processing (line item 36)	eGOLDTrak Application (line item 73)
Automated Rate Roll / Tiering (line item 37)	GOLDAcquire Plus (line item 74)
Automated Loan Transfers (line item 38)	File Services Storage (line item 75)
Archived Accounts (line item 40)	GOLDMiner – Reports (line items 76–77)
Easy Pay Card/ACH Processing/e-Loan Payments (line items 81–85)
Additional Included Services	GOLDPhone (line item 66)
Saturday Processing (line item 122)
Disaster Recovery Services (line item 134)	Online History Retention
VPN Networks (line item 148)	Loan Accounts: 60 months after closed
Terminal and Printer Charges; Network/Connectivity Maintenance; Client Access Charges (including VPN) (line items 136–137)	GOLDTrak PC Accounts: 60 months after closed
Accounting Products: 60 months
GOLDView Reports: 30 days
Diagnostic Charges; Router/Connectivity Maintenance (line item 139)
Transmissions (line item 133)
GOLDWeb University (line items 143–146)

Section 2: Software Pricing

GPS agrees to provide all of the following software and initial setup fees for the following services for a one-time fee of $***** per branch (i.e. $***** on account of 264 branch locations of User). With respect to each of User’s branch locations existing at the time of the execution of the Agreement, User agrees to pay fifty percent (50%) of the one-time fee (i.e. $*****) upon execution of the Agreement and the remaining fifty percent (50%) of the one-time fee (i.e. $*****) one hundred twenty (120) days following execution of the Agreement. With respect to branches which User opens after the time of the execution of the Agreement, User agrees to pay the one-time fee at the time the branch begins using GPS software and services. Line item numbers cited below refer to the line items and services set forth in the standard GPS Exhibit A – Pricing Schedule.

Exhibit A

GOLDTrak PC (includes 15 loan programs) (line items 88–89)	GOLDMiner
Payroll System Software (line item 92)	Accounts Payable System Software (line item 93)
Fixed Assets System Software (line item 94)	G/L GOLD System Software (line item 97)
Dealer System: Dealer Suite/CIM Setup (line item 96)	CIM GOLD Software (line item 109)
GOLDTeller System Software (line item 98)	GOLDPrint (line item 110)
Internet Services (line item 101) e-Statements (line item 102) e-Loan Payments (ACH) (line item 103) e-Loan Payments (Credit Card) (line item 106)

GPS agrees to provide the following system-wide software licenses (including setup) and related services for the one-time fees set forth below. User agrees to pay the one-time fees upon User’s placement of its orders for the licenses, setup, and related services.

(a)	eGOLDTrak Web Application/GOLDHome Banker (line items 104): $*****.

(b)	eGOLDTrak Dealer Suite – Dealer Web Portal Software (line items 105): $*****.

(c)	File Services – Imaging System (line item 112): $*****.

(d)	GOLDAcquire Plus (line item 118): $*****.

(e)	GOLDPhone (line item 95): $*****.

(f)	Mobile Web (line item 108): $*****.

Section 3: Conversion and Training Pricing

GPS and User will establish at a pre-conversion/set-up meeting a detailed training schedule, including training dates, locations, and staff requirements, to train key personnel of User who will be involved in training other employees of User. All training shall be at times reasonably convenient to both parties. User agrees to pay a flat fee of $***** for one hundred fifty (150) person days of training and conversion expenses. User agrees to pay the flat fee upon execution of the Agreement.

Section 4: Miscellaneous Pricing

To the extent requested by User, GPS shall provide custom programing, special customer service and training, consulting, and computer processing at a rate of $***** per hour.

Section 5: Ancillary Service Providers

With respect to certain ancillary services provided by third party service providers, User will pay such third party service providers for any charges billed directly to User and User will reimburse GPS for any charges billed to GPS by such third party service providers.

Exhibit A

EXHIBIT B

GOLDPoint Systems Service Level

System Uptime Standards

GPS will use its best efforts to achieve a *****% or better standard of availability, calculated on an annual basis, for the System Software, Licensed Software, on-line system, and services provided by GPS pursuant to the Agreement (the “GOLDPoint Platform”). The availability of the GOLDPoint Platform for the processing of User’s business (such availability being referred to as “System Uptime”) shall be measured over monthly performance periods (“Performance Periods”) using the following formula:

System Uptime = ((Total Time – Lost Time)/Total Time) x 100%

where:

•	Total Time is defined as the number of weekdays in the calendar month that is then subject to measurement, multiplied by thirteen and one-half (13.5) hours, which represents the number of hours between 8:00 a.m. and 9:30 p.m., Eastern Time.

•	Lost Time is defined as the total time elapsed, in hours (using increments of 0.10 hours), within a thirteen and one-half (13.5) hour day, between the limits of 8:00 a.m. and 9:30 p.m., Eastern Time, Monday through Friday, during which the GOLDPoint Platform is not available. Lost Time shall not include “Permitted Downtime,” which is defined as downtime (a) that is associated with GPS’s daily switches between night and regular operating modes; (b) that is attributable to general Internet failures; or (c) for which GPS has no liability pursuant to Section 15.1 (Events Beyond Reasonable Control of GPS). GPS shall use commercially reasonable efforts to minimize downtime during all Permitted Downtime.

In the event that User modifies its standard hours of business operation, the parties shall mutually agree upon appropriate adjustments to the calculation of System Uptime as long as the majority of User’s branches are open and staffed during such hours, adjusted for the time zone in which the branches are located. The performance standard (the “Performance Standard”) for System Uptime during each Performance Period is *****%.

Should the System Uptime of the GOLDPoint Platform fall below the Performance Standard, GPS will use its best efforts to return System Uptime above the Performance Standard. If GPS fails to achieve the Performance Standard for the GOLDPoint Platform during any calendar month, then GPS’s charges to User for GPS’s services provided under Section 1 of Exhibit A of the Agreement (the “Standard Monthly Fees”) during such month shall be reduced as set forth in the table below (with any adjustment to fees paid for the month to be made retroactively). There shall not be multiple reductions in fees during any given calendar month.

Exhibit B

Actual System Uptime	Percentage Rebate of Standard Monthly Fees
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
*****% to *****%	*****%
Less than *****%	*****%

If System Uptime falls below *****% during any two consecutive calendar months or during any three calendar months in any rolling twelve-month period, then User shall have the termination rights set forth in the Agreement, provided such rights must be exercised in accordance with the requirements of Section 1.4 of the Agreement. Any such termination by User shall not be deemed an Early Termination by User; in other words, User shall not be obligated to pay an Early Termination Fee in connection with any such termination.

GPS shall provide User with a report setting forth System Uptime of the GOLDPoint Platform within fifteen (15) days of a written request from User for such a report. Such written request shall state the period of time to be covered by such report.

Helpdesk Support

GPS shall provide Helpdesk Support during User’s business hours (8:00 a.m. to 9:30 p.m., Eastern Time, Monday through Saturday), with the following expected response times:

Type of Issue	Response Time*	Expected Response
System Outage	15 minutes	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Data Corruption	15 minutes	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Exhibit B

Type of Issue	Response Time*	Expected Response
Verifiable and Reproducible Programming Error	1 hour	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Custom Programming (including report writing)	1 business day	Confirmation of receipt of notice of request. Schedule requirements review within one week.

GPS shall provide Helpdesk Support outside of User’s business hours, with the following expected response times:

Type of Issue	Response Time*	Expected Response
System Outage	30 minutes	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Data Corruption	30 minutes	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Verifiable and Reproducible Programming Error	2 hours	Confirmation of receipt of notice of issue. Notification every two (2) hours thereafter until resolution.

Custom Programming (including report writing)	n/a	To be handled during normal business hours.

*	During GPS’s business hours (8:00 a.m. to 8:00 p.m., Eastern Time, Monday through Friday), Helpdesk Support is provided by GPS employees located on site; outside of GPS’s business hours, Helpdesk Support is provided by GPS employees working remotely. Consequently, response times may be somewhat slower outside of GPS’s business hours compared to response times during GPS’s business hours. Special exceptions to the above response times may be mutually agreed upon by the parties for month-end, quarter-end, and year-end processing.

Exhibit B

EXHIBIT C

Ancillary Service Providers; Third Party Software and Required Hardware

Ancillary Service Providers

Ancillary Service Providers with Ancillary Services that are currently available in connection with GPS services and applications and which GPS expects may be of benefit to User are set forth below. User may or may not be obligated to pay fees to the Ancillary Service Providers for their Ancillary Services, and User may or may not be required to enter into agreements with the Ancillary Service Providers in order to receive their Ancillary Services.

Insurance

ANICO

Assurant Group Atlanta/Miami

Century National (CNI)

Cherokee National

CoTrak

Life of the South

Minnesota Life

Seattle Specialty Insurance

Southeastern Underwriters

Western Reliance

Westrac

Credit Bureaus

Equifax 48-51 for all credit bureaus

Experian

Innovis

TransUnion

Origination

Dealer Track

Decision Power

Kelly Blue Book—Karpower

NADA

NADA PowerSports

Origenate

RightFax

RouteOne

VSI Fax

See also Credit Bureaus

Exhibit C

Ancillary Products

Allied

Continental Car Club

United Motor Club

Regulatory and Other Government Agencies

Citimae

FDIC

FDIC/OTS Examination Download

FHLB San Francisco

FHLMC

FNMA

FRB San Francisco

HMDA

IRS

OFAC

Oregon Housing

SBA

TFR

USPS

Coupons and/or Receipt Statements

Allison Payment Systems

American Lenders

Deluxe

Harland

Microdynamics

National Computer Print (NCP)

Payment Technology

SourceLink

Standard Register

Triangle Systems

Payroll

Habersham

ATM

EDS/Trans Alliance

Equifax ATM

FIB/Cash Card

Fifth Third

Magicline

Mellon

MPS

NYCE

Shazam

US Bank

Exhibit C

Inclearings/POD/ACH

Bank Data

Bank of America

DCM

Fiserv

NCR

Regent Financial (Lock Box)

Regulus (Lock Box)

Sanwa (Lock Box)

Union Bank

US Bank

Wells Fargo

Western Union

Data Management Reporting

Wells Fargo

Marquis

National City

Other

ACS (non-custodial file)

Billing Tree

Card Pro Card Issue

Deluxe eFunds Card Maintenance

IPC Card Issue

Oregon DCS (non-custodial file)

Personix

Prism Pay

STAR Card

Trust Commerce

With NADA, GPS is required to obtain User’s agreement to a click-through license agreement that is available to User upon its request.

Required Hardware

Client Machine

Minimum Requirements:

•	Microsoft Windows PC

•	Core i3 Processor, AMD equivalent acceptable.

•	20” Monitor capable of 1024 x 768 resolution with 32 bit colors Video Card with Tier1 support of WPF

Exhibit C

DirectX version	Must be greater than or equal to 9.0.

Video RAM	Must be greater than or equal to 256MB.

Pixel shader	Version level must greater than or equal to 2.0.

•	Windows 7.

•	1GB RAM

•	20 GB free hard disk space *(For cached images, 5GB if not using File Services)

•	100 MB Ethernet NIC or better

Recommended Requirements (for optimal performance):

•	Microsoft Windows PC

•	Core i5 Processor, Equivalent or better

•	20” Monitor capable of 1680 x 1024 resolution with 32 bit colors Video Card with Tier1 support of WPF

DirectX version	Must be greater than or equal to 9.0.

Video RAM	Must be greater than or equal to 256MB.

Pixel shader	Version level must greater than or equal to 2.0.

•	Windows 7 / Windows 8

•	3 GB RAM or better

•	30 GB free hard disk space *(For cached images, 5GB if not using File Services)

•	1000 MB Ethernet NIC or better

*	Images are cached on the local hard drive during each current session of GOLDPoint Software. When the sessions are closed the cached images are removed.

Server Machines

DB4 Server (Client / Server)

For Client Machines that will act as servers as well there should be no more than 3 connections per office.

Minimum Requirements:

•	Microsoft Windows PC

•	Core i3 Processor, AMD equivalent acceptable.

•	20” Monitor capable of 1024 x 768 resolution with 32 bit colors Video Card with Tier1 support of WPF

DirectX version	Must be greater than or equal to 9.0.

Video RAM	Must be greater than or equal to 256MB.

Pixel shader	Version level must greater than or equal to 2.0.

•	Windows 7.

•	3GB RAM

•	100 GB free hard disk space

•	100 MB Ethernet NIC or better

Exhibit C

Recommended Requirements: (For optimal performance)

•	Microsoft Windows PC

•	Core i5 Processor, Equivalent or better

•	20” Monitor capable of 1680 x 1024 resolution with 32 bit colors Video Card with Tier1 support of WPF

DirectX version	Must be greater than or equal to 9.0.

Video RAM	Must be greater than or equal to 256MB.

Pixel shader	Version level must greater than or equal to 2.0.

•	Windows 7 / Windows 8

•	4 GB RAM or better

•	100 GB free hard disk space

•	1000 MB Ethernet NIC or better

DB4 Server (Server Only)

Minimum Requirements:

•	Microsoft Windows Server

•	Quad-Core Intel Processor Xeon, AMD equivalent acceptable.

•	Windows 2003 R2 or higher (Windows Server 2003 support ends July 2015)

•	3 GB RAM

•	100 GB free hard disk space

•	100 MB Ethernet NIC or better

•	Remote Desktop Enabled preferred for remote support

Recommended Requirements: (For optimal performance)

•	Microsoft Windows Server

•	Recent Xeon Quad Core Processor, Equivalent or better

•	Windows 2008 R2 or higher

•	6 GB RAM or better

•	100 GB free hard disk space

•	1000 MB Ethernet NIC or better

•	Remote Desktop Enabled preferred for remote support

File Storage Server and Back-Up Server

The File Storage Server is only need if images are going to be kept on site (not in Provo).

Back-up Server is only needed if file server back-ups will be kept on site (not in Provo).

Minimum Requirements:

•	Microsoft Windows Server

•	Quad-Core Intel Processor Xeon, AMD equivalent acceptable.

•	Windows 2003 R2 or higher (Windows Server 2003 support ends July 2015)

Exhibit C

•	3 GB RAM

•	500 GB free hard disk space (May need to increase as number of files increase)

•	100 MB Ethernet NIC or better\

•	Remote Desktop Enabled preferred for remote support

Recommended Requirements: (For optimal performance)

•	Microsoft Windows Server

•	Recent Xeon Quad Core Processor, Equivalent or better

•	Windows 2008 R2 or higher

•	6 GB RAM or better

•	1 TB free hard disk space (May need to increase as number of files increase)

•	1000 MB Ethernet NIC or better

•	Remote Desktop Enabled preferred for remote support

Terminal Server Environment

Minimum Suggested Server Configuration:

•	2 Oct Core Processors

•	24GB RAM

•	100 GB SCSI Hard Drive w/Raid 1

•	Windows 2008 R2 Server 64 bit OS

•	16 -20 users per box

Recommended Suggested Server Configuration: (For optimal performance)

•	2 Oct Core Processors

•	32GB RAM

•	150 GB SCSI Hard Drive w/Raid 1

•	Windows 2012 Server 64 bit OS (Based on released Microsoft Specifications)

•	20 - 24 users per box.

Exhibit C

EXHIBIT D

Table to Calculate Early Termination Fee

Months Remaining in Term	Early Termination Percentage	Months Remaining in Term	Early Termination Percentage	Months Remaining in Term	Early Termination Percentage
120	20.0000	80	35.1260	40	50.2520
119	20.3782	79	35.5042	39	50.6302
118	20.7563	78	35.8823	38	51.0083
117	21.1345	77	36.2605	37	51.3864
116	21.5126	76	36.6386	36	51.7646
115	21.8908	75	37.0168	35	52.1427
114	22.2689	74	37.3949	34	52.5209
113	22.6471	73	37.7731	33	52.8990
112	23.0252	72	38.1512	32	53.2772
111	23.4034	71	38.5294	31	53.6553
110	23.7815	70	38.9075	30	54.0335
109	24.1597	69	39.2857	29	54.4116
108	24.5378	68	39.6638	28	54.7898
107	24.9160	67	40.0420	27	55.1679
106	25.2941	66	40.4201	26	55.5461
105	25.6723	65	40.7983	25	55.9242
104	26.0504	64	41.1764	24	56.3024
103	26.4286	63	41.5546	23	56.6805
102	26.8067	62	41.9327	22	57.0587
101	27.1849	61	42.3109	21	57.4368
100	27.5630	60	42.6890	20	57.8150
99	27.9412	59	43.0672	19	58.1931
98	28.3193	58	43.4453	18	58.5713
97	28.6975	57	43.8235	17	58.9494
96	29.0756	56	44.2016	16	59.3276
95	29.4538	55	44.5798	15	59.7057
94	29.8319	54	44.9579	14	60.0839
93	30.2101	53	45.3361	13	60.4620
92	30.5882	52	45.7142	12	60.8402
91	30.9664	51	46.0924	11	61.2183
90	31.3445	50	46.4705	10	61.5965
89	31.7227	49	46.8487	9	61.9746
88	32.1008	48	47.2268	8	62.3528
87	32.4790	47	47.6050	7	62.7309

Exhibit D

86	32.8571	46	47.9831	6	63.1091
85	33.2353	45	48.3613	5	63.4872
84	33.6134	44	48.7394	4	63.8654
83	33.9916	43	49.1176	3	64.2435
82	34.3697	42	49.4957	2	64.6217
81	34.7479	41	49.8739	1	65.0000

Exhibit D